Exhibit 10.18.2

AVERY DENNISON CORPORATION

2005 DIRECTORS VARIABLE DEFERRED COMPENSATION PLAN

ARTICLE 1

PURPOSE

The 2005 Directors Variable Deferred Compensation Plan (“Plan”) adopted by Avery Dennison Corporation, a Delaware corporation (the “Company”), originally effective as of December 1, 2004, is hereby amended and restated effective as of January 1, 2008, to comply with Internal Revenue Code Section 409A and applicable authorities promulgated thereunder. The Plan is a deferred compensation plan for non-employee directors of the Company. All vested deferred compensation balances as of November 30, 2004, grandfathered under the Code Section 409A transition rules, shall be governed by prior deferred compensation Plan documents and no subsequent amendment shall apply to such grandfathered amounts. All amounts deferred, contributed or which became vested on or after December 1, 2004 shall be subject to the provisions of this amended and restated Plan. The Plan is intended, and shall be interpreted in all respects, to comply with the provisions of Code Section 409A.

ARTICLE 2

DEFINITIONS AND CERTAIN PROVISIONS

2.1 Administrator. “Administrator” means the administrator appointed by the Committee to handle the day-to-day administration of the Plan pursuant to Article 9.

2.2 Allocation Election. “Allocation Election” means the form or electronic communication by which a Participant elects the Declared Rate(s) to be credited as earnings or losses to such Participant’s Deferral Account.

2.3 Annual Deferral. “Annual Deferral” means the amount of Director’s Fees that the Participant elects to defer for a Calendar Year.

2.4 Beneficiary. “Beneficiary” means the person or persons or entity designated as such by a Participant pursuant to Article 8.

2.5 Benefit. “Benefit” means any benefit provided under the terms of the Plan.

2.6 Change of Control. “Change of Control” means “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company (but not a Participating Subsidiary, except as provided under Article 10), within the meaning of Code Section 409A and shall include any of the following events as such concepts are interpreted under Code Section 409A:

(a) the date on which a majority of members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

(b) the acquisition, by any one person, or by a corporation owned by a group of persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of:

(i) ownership of stock of the Company, that, together with any stock previously held by such person or group, constitutes more than fifty percent (50%) of either (i) the total fair market value, or (ii) the total voting power of the stock of the Company;

(ii) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, during the twelve-month period ending on the date of such acquisition; or

(iii) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition, during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined under Code Section 409A shall not constitute a Change of Control.

2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities.

2.8 Committee. “Committee” means the deferred compensation plans administrative committee appointed to administer the Plan pursuant to Article 9.

2.9 Declared Rate. “Declared Rate” means the notional rates of return (which may be positive or negative) of the individual investment options selected by a Participant for such Participant’s Deferral Account, as referred to in Article 6.

2.10 Deferral Account. “Deferral Account” means the notional account established for record keeping purposes for a Participant pursuant to Section 4.4.

2.11 Director. “Director” means a member of the Board of Directors of the Company who is not employed by the Company or any of its subsidiaries.

2.12 Director’s Fees. “Director’s Fees” means the retainers and meeting fees payable to a Director for service as a Director, which may be deferred hereunder.

2.13 Disability Benefit. “Disability Benefit” means the Benefit payable to a Participant in accordance with Section 7.4 after the Participant has become Disabled.

2.14 Disability or Disabled. “Disability or Disabled” shall be interpreted in accord with the requirements of Code Section 409A and shall mean, in the case of a Participant, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.15 Distribution. “Distribution” means any payment to a Participant or Beneficiary according to the terms of this Plan.

2.16 Early Termination Benefit. “Early Termination Benefit” means the lump sum amount payable to a Participant pursuant to Section 7.3.

2.17 Enrollment Period. “Enrollment Period” means the period(s) designated from year to year by the Administrator for enrollments.

2.18 Normal Retirement. “Normal Retirement” means the Termination of Service for reasons other than death on or after the Participant attains age sixty (60).

2.19 Participant. Participant” means a Director who has filed a completed and executed Participation Election Form with the Administrator, and who is participating in the Plan in accordance with the provisions of Articles 3 and 4.

2.20 Participation Election. “Participation Election” means the commitment to make a deferral under the Plan submitted by the Participant to the Administrator pursuant to Article 4 of the Plan. The Participant Election may take the form of an electronic communication followed by appropriate confirmation according to procedures established by the Administrator.

2.21 Plan. “Plan” means this 2005 Directors Variable Deferred Compensation Plan, a non-qualified elective deferred compensation plan, as the same may be amended from time to time.

2.22 Plan Year. “Plan Year” means the calendar year.

2.23 Rabbi Trust. “Rabbi Trust” means the trust described in Section 12.7.

2.24 Settlement Date. “Settlement Date” means the date by which a lump-sum payment shall be made or the date by which installment payments shall commence under the Plan. Unless otherwise specified, the Settlement Date shall be as soon as practicable after, but in all events no later than ninety (90) days following, the Valuation Date. In the case of a Participant’s death, the Administrator shall be provided with the documentation reasonably necessary to establish the fact of the Participant’s death. Notwithstanding the forgoing or any other provision of the Plan, no distribution shall be made prior to the date such distribution is permissible under Coder Section 409A and any distribution delayed by reason of the application of this prohibition shall be paid as soon as such distribution is permissible under Code Section 409A.

2.25 Survivor Benefit. “Survivor Benefit” means those Plan Benefits that become payable upon the death of a Participant pursuant to Section 7.5.

2.26 Termination of Service. “Termination of Service” means the cessation of service as a Director for any reason, whether voluntary or involuntary, including by reason of retirement, Disability or death. For purpose of the preceding sentence, Termination of Service shall be interpreted consistent with the requirements of Code Section 409A for “separation from service”.

2.27 Valuation Date. “Valuation Date” means the date on which the Deferral Account is valued for Distribution purposes. This date shall be the last day of the month in which an event occurs that triggers a Benefit payment.

ARTICLE 3

PARTICIPATION

3.1 Participation. The Administrator shall notify Participants generally not less than thirty (30) days (or such lesser period as may be practicable under the circumstances) prior to any deadline for filing a Participation Election Form. A Director must submit a Participation Election Form during the Enrollment Period established by the Administrator to become a Participant.

3.2 Participation Election. A Director shall become a Participant in the Plan no later than the first day of the Plan Year coincident with or next following the date the Director has filed a Participant Election with the Administrator. To be effective, the Director must submit the Participant Election during an Enrollment Period or any other such time as determined by the Administrator. A Director who joins the Company after the first day of the Plan Year may become a Participant provided such Director files a Participant Election with the Administrator within thirty (30) days of commencement of service as a Director, to allow deferrals by such new Director of Director’s Fees earned during the balance of such Plan Year.

3.3 Continuation of Participation. A Participant who has elected to participate in the Plan by submitting a Participant Election shall continue as a Participant in the Plan until the entire balance of the Participant’s Deferral Account has been distributed.

ARTICLE 4

PARTICIPANT DEFERRALS

4.1 Annual Deferral. On the Participation Election Form, and subject to the restrictions set forth herein, a Director shall designate the amount of Director’s Fees to be deferred thereby for the next following calendar year, provided that any deferral election shall be made not later than the last day of the calendar year preceding the calendar year in which such Director’s Fees are earned (or, in the case of a new Participant, the thirtieth (30th) day following initial eligibility for the remaining portion of the Plan Year).

4.2 Minimum Deferral. The minimum amount of Annual Deferral that may be deferred shall be ten percent (10%) of the Participant’s Director’s Fees.

4.3 Maximum Deferral. The standard maximum amount of Annual Deferral that may be deferred shall be one hundred percent (100%) of the Participant’s Director’s Fees. Notwithstanding the foregoing, the Committee may further limit the maximum or the minimum amount of deferrals by any Participant or group of Participants in its sole discretion.

ARTICLE 5

DISCRETIONARY COMPANY CREDITS

The Company, in its sole discretion, may credit to selected Participants’ Deferral Accounts a discretionary amount or match in an amount determined by the Company. These amounts and subsequent earnings are subject to vesting schedules established by the Administrator.

ARTICLE 6

ACCOUNTS AND INVESTMENT OPTIONS

6.1 Accounts. Solely for record keeping purposes, the Company shall maintain a Deferral Account under the Plan for each Participant. Annual Deferrals shall be credited by the Employer to the Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant. Such Account shall be credited (and compounded daily) with a notional rate of return (positive or negative) based on the Declared Rate(s) elected by the Participant under Section 6.2. All Distributions shall be debited from the applicable Account on the Valuation Date.

6.2 Participant Election of Declared Rates. The crediting rate on amounts in a Participant’s Deferral Account shall be based on the Participant’s choice among the investment alternatives made available from time to time by the Committee. The Administrator shall establish a procedure by which a Participant may make an Allocation Election among any combination of Declared Rates in one percent (1%) increments up to one hundred percent (100%) and may change the Declared Rate(s) at least once per week with such change(s) effective as of the first day of the next following week. Such investment elections may apply to future deferrals and/or to the existing Deferral Account balances, as indicated by the Participant. Notwithstanding the foregoing, the Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor of the Company.

6.3 Declared Rates. A Participant may select from Declared Rates which may from time to time be established under the Plan and the number of which may be expanded by the Committee; it being the intention that at all times Participants will have at least nine (9) core investment fund choices comparable in focus, type and quality to those listed on Exhibit A. The Declared Rates provide a rate of return (positive or negative) that are based on the actual net performance of the Declared Rate(s) selected by the Participant. The Declared Rates credited to Participant Deferral Accounts shall be the actual net performance of the Declared Rates, to which will be added a basis point credit, which credit (when added to the actual net performance of the Declared Rates) will together be approximately equivalent on average to crediting the actual gross performance of the Declared Rates less twenty (20) basis points.

6.4 Valuation of Deferral Accounts. The value of a Deferral Account as of any date shall equal the amounts theretofore credited or debited to such Deferral Account, plus the deemed earnings or losses of such Deferral Account in accordance with this Article 6 through the day immediately preceding such date.

6.5 Vesting. A Participant shall be one hundred percent (100%) vested at all times in amounts credited to the Participant’s Deferral Accounts.

6.6 Statement of Deferral Accounts. The Administrator (or an agent thereof) shall provide to each Participant periodic statements or on-line access to information setting forth the Participant’s deferrals, Declared Rate(s) (credits or debits), Distributions and Deferral Account balance.

6.7 Errors in Benefit Statements, Deferrals, Distributions or Administration. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in the amount of a Participant’s deferral, immediately upon the discovery of such error, if possible, the next deferral of such Participant shall be adjusted upward or downward to correct such prior error subject to compliance with permissible corrections procedures established under Code Section 409A. In the event of an error in a Distribution, the applicable Participant’s Deferral Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next Distribution to such Participant shall be adjusted upward or downward to correct such prior error subject to compliance with permissible corrections procedures established under Code Section 409A. If the remaining balance of a Participant’s Deferral Account is insufficient to cover an erroneous overpayment to such Participant, the Company may, at its discretion, offset other amounts payable to the Participant from the Company to the extent permitted under all applicable laws, to recoup the amount of such overpayment(s). It is the intent of the Company that the Plan be interpreted and administered to comply in all respects with Code Section 409A. However, Participants and/or their Beneficiaries shall be responsible for any and all taxes resulting from participation in the Plan, and the Company shall have no liability to the Participant or any Beneficiary in the event any taxes or excise taxes may ultimately be determined to be applicable to any deferral, contribution, vesting event or Distribution under the Plan.

ARTICLE 7

BENEFITS

7.1 Normal Retirement Benefit Distribution Election.

(a) Initial Election. At the time of entering the Plan or, if later, on or before December 31, 2008, Participants shall designate the form of distributions of amounts credited to their Deferral Account upon Normal Retirement, from among the distribution alternatives specified herein. A Participant may only change a distribution election for the Deferral Account in accordance with the change in elections provisions specified in Section 7.1(b).

(b) Modification of Election. A distribution election with respect to an existing Deferral Account under the Plan may only be changed under the terms and conditions specified by the Committee in compliance with Code Section 409A. After December 31, 2008, except as expressly provided in this Article 7, no acceleration of a distribution is permitted and a subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:

(i) the new election does not take effect until at least twelve (12) months after the date on which the new election is made; and

(ii) in the case of payments made on account of Termination of Service (other than by reason of death or Disability) or Change in Control, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election.

For purposes of application of the above change limitations, installment payments from a Deferral Account shall be treated as a single payment. Changes complying with the requirements of this Section 7.1(b) may be made any number of times with respect to the same Deferral Account but in no event may any change delay the distribution of benefits payable from any Deferral Account beyond the date the Participant attains (or a deceased Participant would have attained) age ninety-two (92). Election changes made pursuant to this Section 7.1(b) shall be made in accordance with rules established by the Committee, and shall comply with all applicable requirements of Code Section 409A and applicable authorities.

7.2 Normal Retirement Benefit Distribution Alternatives. The Participant shall be entitled to select the form of payment of Distributions from a Deferral Account from among the following alternatives set forth below. Benefits shall be paid according to the Participant’s distribution elections unless such distribution election is superseded by an alternative distribution event such as death, Disability, or Change in Control, as specified in this Article 7.

(a) Form of Distribution. The available forms of payment from the Participant’s Deferral Account upon Normal Retirement shall be as follows:

(i) Lump-Sum. One lump-sum payment.

(ii) Installment Payments. Monthly installments of principal and interest payable over a period of any number of years up to twenty (20), but in no event ending later than the date on which the Participant shall attain age ninety-two (92). Installment payments shall be calculated on an annual basis but paid during the Plan Year at approximately monthly intervals as may be determined by the Committee, provided that such intervals shall not be less frequent than quarterly, except in the final year of payments when only one installment shall be made in January in such final Plan Year. Installment payments shall be based on the Participant’s Deferral Account balance at the beginning of the payment period and shall be recalculated annually by dividing the Participant’s Deferral Account balance as of the last day of the Plan Year by the number of remaining years in the payment period based on the Participant’s retirement payment election. Deferral Accounts shall continue to be credited during the payment period based on the Participant’s choice among Declared Rates as provided in Article 6. Notwithstanding the foregoing, an installment payout election shall not be available prior to the date that the Participant shall have qualified for Normal Retirement.

(iii) Small Benefit Exception. Notwithstanding the foregoing, in the event that the total balance payable from a Participant’s Account under this Plan (and any other plans aggregated with this Plan for purposes of Code Section 409A) as of the date of the Participant’s Termination of Service is less than the applicable dollar amount under Code Section 402(g)(1)(B) for the calendar year of payment, the Company shall have the discretion to pay all of the Participant’s benefits under the Plan in the form of a single lump-sum, subject to compliance with Code Section 409A.

If no election is made regarding the form of benefits from a particular Account, benefits from that Account shall be paid in a single lump-sum.

(b) Commencement of Payment of Benefits. The commencement date for payment of benefits from a Participant’s Deferral Account on Normal Retirement shall be upon the Settlement Date next following the Participant’s Normal Retirement.

7.3 Early Termination Benefit. In the event of a Participant’s Termination of Service for any reason other than death, Disability, or Normal Retirement, the Participant shall receive an Early Termination Benefit equal to the outstanding balance of the Participant’s Deferral Account, credited with notional earnings as provided in Article 6, payable in the form of a single lump-sum distribution on the Settlement Date next following such early Termination of Service. The Participant shall be entitled to no further Benefits under this Plan.

7.4 Survivor Benefits. In the event of a Participant’s death prior to complete distribution of all of the Participant’s Deferral Account, the Participant’s Beneficiary shall receive a Survivor Benefit equal to the outstanding balance of the Participant’s Deferral Account, credited with notional earnings as provided in Article 6, payable in the form of a single lump-sum Distribution on the last day of the fifteenth (15th) month commencing after the month in which the Participant’s death occurs, unless the Beneficiary makes a timely election during the first three (3) months following the Participant’s death, which is in compliance with Code Section 409A, to delay commencement of the Deferral Account by a minimum of five (5) years and to receive the benefits in January of a later Plan Year, in the form of a single lump-sum or over a period of up to twenty (20) years.

7.5 Change of Control or other Benefit. In the event a Change in Control occurs before a Participant’s Deferral Account has been fully distributed, the Participant shall receive an amount equal to the balance of the Deferral Account, credited with notional earnings as provided in Article 6, payable in the form of a single lump-sum distribution on the last day of the fifteenth (15th) month commencing after the month in which such Change in Control occurs, unless the Participant makes a timely election under Section 7.1(b), during the first three (3) months following such Change in Control, to delay commencement of the Deferral Account by a minimum of five (5) years and to receive the benefits in January of a later Plan Year, in the form of a single lump-sum or over a period of up to twenty (20) years.

7.6 Unforeseeable Emergency. Upon a finding by the Committee that the Participant has suffered a Unforeseeable Emergency, subject to compliance with Code Section 409A, the Administrator may at the request of the Participant, approve cessation of current deferrals or accelerate distribution of benefits under the Plan in the amount reasonably necessary to alleviate such financial hardship. The amount distributed pursuant to this Section 7.7 with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE 8

BENEFICIARY DESIGNATION

Each Participant and Beneficiary shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of death of the Participant or Beneficiary, as the case may be, prior to complete distribution of the Participant’s Benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Administrator during the Participant’s or Beneficiary’s lifetime, as the case may be, on a form prescribed by the Administrator.

The filing of a new Beneficiary designation form by a Participant will cancel and revoke all Beneficiary designations previously filed by such Participant.

If a Participant or Beneficiary, as the case may be, fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or Beneficiary, as the case may be, or die prior to complete distribution of the Participant’s Benefits, then the Administrator shall direct the distribution of such Benefits to the estate of the Participant or Beneficiary, as the case may be.

ARTICLE 9

ADMINISTRATION OF THE PLAN

A Committee consisting of three (3) or more members shall be appointed by the Company’s Chief Executive Officer to administer the Plan, which shall have the exclusive right and full discretion (i) to appoint agents and service providers to act on its behalf, (ii) to interpret the Plan, (iii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iv) to make, amend and rescind such rules and procedures as it deems necessary for the proper administration of the Plan and (v) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby, subject to the provisions of this Article 9. All decisions of the Committee shall be by vote of at least a majority of its members. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter that relates solely to such member’s interest in the Plan as a Participant. The current members of the Committee are the Chief Executive Officer; the Chief Financial Officer; the Senior Vice President, Human Resources; the Senior Vice President and General Counsel; the Vice President and Treasurer; the Vice President, Compensation and HRIS; the Vice President, Associate General Counsel and Assistant Secretary; the Vice President, Global Finance; the Manager, Corporate Finance and Investments, and the Director, Financial Reporting at the Company’s Miller Corporate Center. The Committee has designated the Vice President, Compensation and HRIS as the Administrator to carry out the day-to-day administration of the Plan. No member of the Committee or any other agent thereof including the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company shall indemnify and hold harmless the members of the Committee and the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

ARTICLE 10

AMENDMENT OR TERMINATION OF PLAN

The Committee at the direction of the Chief Executive Officer or the Board of Directors of the Company, may amend the Plan; provided, however, that (i) no such amendment shall be effective to decrease the Benefits accrued by any Participant or Beneficiary of a deceased Participant (including, but not limited to, the rate of earnings credited on Deferral Accounts); (ii) no such amendment shall revise the substantive provisions of the Plan related to the calculation of Benefits (including, without limitation, the provisions of Article 6), the minimum number of Declared Rates or the manner or timing of payments to be made under the Plan so as to prejudice the rights of any Participant or Beneficiary, except to the extent required by law, and (iii) no amendment shall change the timing or form of Distributions or otherwise violate the provisions of Code Section 409A so as to result in the imposition of excise taxes. Notwithstanding the foregoing, the Plan shall be interpreted in all respects to comply with the provisions of Code Section 409A and the Committee may amend the Plan at anytime as may be necessary to assure such compliance.

The Company shall not terminate the Plan but may, in its complete and sole discretion, freeze the Plan and allow no further deferrals into this Plan on a prospective basis. Notwithstanding the foregoing, the Company or any Participating Subsidiary may accelerate distribution upon termination of the Plan in the event of a Change in Control subject to compliance with all requirements of Code Section 409A.

ARTICLE 11

MAINTENANCE OF ACCOUNTS

The Company shall keep, or cause to be kept, all such books of account, records and other data as may be necessary or advisable for the administration of this Plan, and to reflect properly the affairs thereof, and to determine the nature and amount of the interests of the respective Participants in each Deferral Account. Separate accounts or records for the respective Participants’ Deferral Accounts shall be maintained for operational and accounting purposes, but no such account or record shall be considered as creating a lien of any nature whatsoever on or as segregating any of the assets with respect to the Deferral Accounts under this Plan from any other funds or property of the Company.

ARTICLE 12

MISCELLANEOUS

12.1 Applicable Law. Except to the extent preempted by ERISA and applicable substantive provisions of federal law, this Plan shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely therein.

12.2 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.3 Limitation. A Participant and the Participant’s Beneficiary shall assume all risks in connection with the performance of any Declared Rate and any decrease in value of the Deferral Accounts, and none of the Company, any of its officers, employees, or directors, the Committee or the Administrator shall be liable or responsible therefor.

12.4 Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the Administrator with a copy to the Senior Vice President and General Counsel of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

12.5 Limits on Transfer. Other than by will, the laws of descent and distribution, or legal or judicial process related to dissolution of marriage, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or the Participant’s Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, alimony, liabilities or engagements, or torts of any Participant or Participant’s Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

12.6 Satisfaction of Claims. Payments to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full or partial satisfaction of claims against the Company for the compensation or other amounts deferred and relating to the Deferral Account to which the payments relate.

12.7 Participant Cooperation. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of Benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative deferrals theretofore made pursuant to this Plan. If a Participant commits suicide during the two (2) year period beginning on the first day on which he participates in the Plan or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no Benefits will be payable hereunder to such Participant of the deferrals theretofore made pursuant to this Plan, provided, that in the Company’s sole discretion, Benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of any such action, misstatement or nondisclosure.

12.8 Unfunded Status of Plan; Creation of Rabbi Trust. The Plan is intended to constitute an “unfunded” plan of deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company. The Company has established the Avery Dennison Corporation Directors Compensation Trust (“Rabbi Trust”). The assets of the Rabbi Trust shall be subject to the claims of the Company’s creditors. To the extent any Benefits provided under the Plan are actually paid to a Participant or Beneficiary from the Rabbi Trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such Benefits shall remain the obligation of, and shall be paid by, the Company. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in or to any specific property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company (“Policies”). Apart from the Rabbi Trust, such Policies or other assets of the Company shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets and Policies shall be, and shall remain, the general, un-pledged, unrestricted assets of the Company. The Company’s obligations under the Plan shall be merely an unfunded and unsecured promise of the Company to pay money in the future.

12.9 Waiver of Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the Benefits due hereunder, wherever such laws may be enacted, now or at any time hereafter in force, or which may affect the administration or performance of this Plan; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the realization of any Benefits to which the Participants hereunder are entitled, but will suffer and permit the realization of all such Benefits as though no such law had been enacted. The provisions of this Section 12.9 are not intended, however, to prevent compliance of the Plan with the provisions of Code Section 409A.

12.10 Status. The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or Benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Rabbi Trust.

12.11 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

12.12 Waiver of Breach. The waiver by any party of any breach of any provision of the Plan by any other party shall not operate or be construed as a waiver of any subsequent breach.

12.13 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.